SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MANUGISTICS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  No fee required.

  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING SECURITIES AND RECORD DATE
VOTING RIGHTS AND SOLICITATION OF PROXIES
PROPOSAL 1 -- ELECTION OF DIRECTORS
OWNERSHIP OF MANUGISTICS GROUP, INC. STOCK
EXECUTIVE COMPENSATION
PROPOSAL 2 -- TO APPROVE AN AMENDMENT TO THE 1998 STOCK OPTION PLAN OF MANUGISTICS GROUP, INC.
PROPOSAL 3 -- TO APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MANUGISTICS GROUP, INC.
SELECTION OF INDEPENDENT ACCOUNTANTS
SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS
OTHER BUSINESS
APPENDIX A

MANUGISTICS GROUP, INC.

2115 East Jefferson Street
Rockville, Maryland 20852

June   , 2001

Dear Shareholders:

      It is my pleasure to invite you to the 2001 Annual Meeting of Shareholders of Manugistics Group, Inc. to be held on Friday, July 27, 2001 at 9:00 a.m., Eastern Daylight Time, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

      Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. You are accordingly urged to complete, sign, date and return your proxy promptly in the enclosed envelope. Your return of a proxy in advance will not affect your right to vote in person at the Annual Meeting.

      I hope that you will attend the Annual Meeting. The officers and directors of the Company look forward to seeing you at that time.

Very truly yours,

/s/ Gregory J. Owens

Gregory J. Owens
Chairman of the Board and Chief Executive Officer

MANUGISTICS GROUP, INC.

2115 East Jefferson Street
Rockville, Maryland 20852

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Friday, July 27, 2001

To our Shareholders:

      The Annual Meeting of Shareholders (the “Meeting”) of Manugistics Group, Inc. (the “Company”) will be held on Friday, July 27, 2001 at 9:00 a.m. E.D.T. at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland for the following purposes:

1. to elect two Class III Directors, each for a term of three years and until their respective successors have been elected and qualified;

2. to consider and vote upon a proposal to amend the 1998 Stock Option Plan of the Company to increase the number of shares common stock authorized to be issued thereunder by 10 million shares;

3. to consider and vote upon a proposal to amend the Amended and Restated Certificate of Incorporation of the Company to increase the number of shares of common stock that the Company is authorized to issue from 100 million shares to 300 million shares; and

4. to transact such other business as may properly come before the Meeting.

      Shareholders of record at 5:00 p.m. E.D.T. on June 8, 2001 are entitled to receive notice of and to vote at the Meeting.

      You are invited to attend the Meeting. Please carefully read the attached Proxy Statement for information regarding the matters to be considered and acted upon at the Meeting. We hope that you will attend the Meeting.

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN POSTAGE-PAID ENVELOPE. No postage need be affixed to the return envelope if mailed in the United States. If you attend the Meeting, you may withdraw your proxy and vote in person by ballot.

By Order of the Board of Directors

/s/ Timothy T. Smith

Timothy T. Smith
Senior Vice President, General Counsel and Secretary

Rockville, Maryland

June   , 2001

MANUGISTICS GROUP, INC.

2115 East Jefferson Street
Rockville, Maryland 20852

PROXY STATEMENT

      This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are being furnished in connection with the solicitation by the Board of Directors of Manugistics Group, Inc. (the “Company”) of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on Friday, July 27, 2001, at 9:00 a.m. E.D.T., at the Bethesda Marriott, 5151 Pooks Hill Rd., Bethesda, Maryland, and any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the enclosed Proxy Card are being furnished on or about June   , 2001, to all holders of record of the Company’s Common Stock (the “Common Stock”) as of 5:00 p.m. E.D.T. on June 8, 2001. A copy of the Company’s 2001 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended February 28, 2001, accompanies this Proxy Statement.

      At the Meeting, shareholders will elect two Class III directors, each to serve for a term of three years.

VOTING SECURITIES AND RECORD DATE

      The Board of Directors has fixed 5:00 p.m. E.D.T. on June 8, 2001 as the record date (the “Record Date”) for determination of shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, there were 67,603,381 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding. The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock, or 33,801,691 shares, shall constitute a quorum for the Meeting. Each outstanding share of Common Stock entitles the record holder thereof to one vote. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate, but are counted in determining the presence of a quorum.

      Election of Directors. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Meeting for the election of directors. The two nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

      Amendment of the 1998 Stock Option Plan. To be approved, the proposal to increase the number of shares authorized to be issued under the 1998 Stock Option Plan must receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote thereon. Uninstructed shares are not entitled to vote on this matter and therefor broker non-votes do not affect the outcome of the vote on this proposal. Abstentions have the effect of negative votes.

      Increase in the Number of Authorized Shares. The proposal to amend the Amended and Restated Certificate of Incorporation of the Company to increase the number of shares of Common Stock the Company is authorized to issue, must be approved by a majority of the outstanding shares of Common Stock entitled to vote thereon. Uninstructed shares are not entitled to vote on this proposal. Abstentions and broker non-votes will have the effect of negative votes on this proposal.

VOTING RIGHTS AND SOLICITATION OF PROXIES

      Eligible shareholders of record may vote at the Meeting in person or by means of the enclosed Proxy Card. You may specify your voting choices by marking the appropriate boxes on the Proxy Card. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to or at the Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors.

      The Board of Directors encourages you to complete and return the Proxy Card even if you expect to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting by giving written notice of revocation to the Secretary of the Company, by submission of a proxy bearing a later date or by attending the Meeting in person and casting a ballot.

      The proxy holders, Gregory J. Owens and Raghavan Rajaji, will vote all shares of Common Stock represented by Proxy Cards that are properly signed and returned by shareholders. The Proxy Card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this Proxy Statement was printed that may properly be presented for consideration at the Meeting. You must return a signed Proxy Card if you want the proxy holders to vote your shares of Common Stock.

      The cost of soliciting proxies will be borne by the Company. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

      The Second Amended and Restated By-Laws of the Company (the “By-Laws”) provide that the Company’s business shall be managed by a Board of Directors of not less than five and not more than ten directors, with the number of directors to be fixed by the Board of Directors from time to time. The By-Laws also provide that the Company’s Board of Directors is divided into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified.

      In October 2000, Jack A. Arnow, a member of Class I, resigned from the Board of Directors. In December 2000, the Board of Directors increased the number of directors which shall constitute the entire Board of Directors from nine to ten in connection with the Company’s acquisition of privately-held Talus Solutions, Inc. (“Talus”). Under the term of the merger agreement between the Company and Talus, the Company agreed to cause two additional individuals to be elected to the Company’s Board of Directors: (i) one representative of General Atlantic Partners, LLC and its affiliates who, in the aggregate, constituted Talus’ largest shareholder group, and (ii) an individual selected by the Company from among the members of Talus’ Board of Directors: The Board of Directors then appointed Esther Dyson as a Class I director to fill the vacancy created by the resignation of Jack A. Arnow and Steven A. Denning Executive Managing Member of General Atlantic Partners, LLC, as a Class II director to fill the newly created vacancy.

      In February 2001, William M. Gibson’s resignation as Chairman and as a member of the Board of Directors became effective. (He had been a member of Class III.) There are presently three directors in Class I, four directors in Class II and two directors (and one vacancy) in Class III.

      The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a three-year term. The term of the two Class III directors, William G. Nelson and Hau L. Lee, will expire at the Meeting. The other seven directors will remain in office for the remainder of their respective terms, as indicated below.

      Candidates for election to the Board of Directors at annual meetings of shareholders are nominated by the Nominating Committee of the Board. Shareholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the By-Laws.

      At the Meeting, two Class III directors are to be elected. Each of the director nominees is presently a director of the Company. Each nominee has consented to being named as a nominee for director of the Company and has agreed to serve if elected. In the event that any nominee should become unavailable or unable to serve as a director, the persons named as proxies on the Proxy Card will vote for the person(s) the Board of Directors recommends.

      Although there is one vacancy in Class III, in addition to the two positions presently occupied by Class III directors, proxies may not be voted for more than two nominees. The Board of Directors will consider suitable candidates to fill the vacancy, whether recommended by management or identified in connection with acquisitions of other companies or businesses which the Company may make in the future. The Board does not presently have any candidates to fill the vacancy under active consideration.

      Set forth below is certain information regarding each nominee for Class III director and each Class I and Class II director, each of whose term of office will continue after the Meeting.

Nominees for Class III Directors

      Hau L. Lee, 48, has served as a director of the Company since 2000. Mr. Lee has been a member of the faculty at Stanford University since 1983, serving as a Thomas Ford Faculty Scholar from 1993 through 1996, as the Kleiner Perkins, Mayfield, Sequoia Capital Professor in the School of Engineering since 1996 and as a Professor of Operations, Information and Technology Management in the Graduate School of Business since 1998. He also served as an Adjunct Professor in the Department of Industrial Engineering and Engineering Management at Hong Kong University of Science and Technology in 1996. Mr. Lee has also undertaken numerous independent consulting engagements since 1995.

      William G. Nelson, 67, has served as a director of the Company since 1986. From September 1986 until October 2000, Mr. Nelson served as the Chairman of the Board of Directors of Geac Computer Corporation, Limited; from September 1996 until April 1999, he also served as its Chief Executive Officer and President. From March 1994 until December 1998, Mr. Nelson also served as a director of Project Software & Development, Inc. From December 1991 to December 1994, Mr. Nelson was President and Chief Executive Officer of Pilot Software, Inc. From April 1990 to December 1991, Mr. Nelson served in several executive capacities at OnLine Software International, Inc., including President, Chief Operating Officer and Chief Executive Officer. Mr. Nelson serves on the board of directors of HealthGate Data Corp., a provider of healthcare information, as well several private companies.

      The affirmative vote of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the Meeting is required to elect each of the Class III Directors nominated above.

      The Board of Directors recommends that shareholders vote FOR the election of each of the nominated Class III Directors.

Incumbent Class I Directors — to Continue in Office for Terms Expiring in 2002

      J. Michael Cline, 41, has served as a director of the Company since 1996. Since December 1999, Mr. Cline has served as Managing Partner of Accretive Technology Partners LLC, a private investment firm, which he founded, with a primary focus on enterprise software and business process outsourcing businesses. From 1989 until December 1999, Mr. Cline was a managing member of General Atlantic Partners, LLC (or its predecessor in interest) a private investment firm with a primary focus on software and related information technologies. Prior to 1989, Mr. Cline was an associate with McKinsey & Company, Inc., a global strategic consulting firm. Mr. Cline serves on the boards of Brio Technology, Inc. and EXE Technologies, Inc. and FirePond Inc., which are publicly-held enterprise software companies. Mr. Cline also serves on the board of Exult, Inc. a web enabled human resources company, and on a number of boards of privately-held software and information technology companies.

      Esther Dyson, 49, has served as a director of the Company since 2000. Ms. Dyson is the chairman of EDventure Holdings, a publisher of computer industry literature and sponsor of national and international computer industry forums. She has been the chairman of EDventure Holdings since 1983. She serves on the board of directors of Scala Business Solutions (The Netherlands), a business software provider, and WPP Group plc., a media conglomerate, as well as various private Internet and information technology companies.

      Lynn C. Fritz, 59, has served as a director of the Company since 1995. From 1986 through May 2001, Mr. Fritz served as Chairman and Chief Executive Officer of Fritz Companies, Inc., a publicly-held company that specializes in freight forwarding and customhouse brokerage on a global basis. Mr. Fritz had been employed by Fritz Companies, Inc. since 1965.

Incumbent Class II Directors — to Continue in Office for Terms Expiring in 2003

      Steven A. Denning, 51, has served as a director of the Company since 2000. Mr. Denning has been the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused on Internet and information technology investments, since 1995. Mr. Denning has been with General Atlantic Partners, LLC since 1980. He serves on the boards of Eclipsys Corporation, a healthcare information technology corporation, Exult, Inc., a web enabled human resources company, EXE Technologies, Inc., a provider of distribution software for e-commerce companies and Infogrames Inc., a developer of interactive entertainment software, as well as several private information technology companies.

      Gregory J. Owens, 41, has served as Chairman of the Board of the Company since March 2001 and has served as a director of the Company since June 1999. He has served as Chief Executive Officer of the Company since April 1999, and served as President of the Company from April 1999 to November 2000. From 1993 to 1999, Mr. Owens served as the Global Managing Partner for the Accenture (formerly known as Andersen Consulting) Supply Chain Practice.

      Joseph H. Jacovini, 60, has served as a director of the Company since 1986. He is a partner in Dilworth Paxson LLP, based in Philadelphia, Pennsylvania, where he has practiced law since 1965. He has served as Chairman of that firm since 1997, having served as Co-Chairman since 1995. Mr. Jacovini also served as Chairman of that firm’s Corporate Department during 1993-97. Mr. Jacovini has been a Trustee of Drexel University since 1990. He also serves on a number of boards of privately-held companies in a broad array of industries.

      Thomas A. Skelton, 53, has served as a director of the Company since 1992. Since November 1999, Mr. Skelton has been the principal of Skelton & Associates, LLC, through which he serves as a management consultant to computer software and internet start-up companies. He served as President and Chief Operating Officer of Cambar Software, Inc. in Charleston, South Carolina from August 1997 to November 1999. From April 1996 to April 1997, he was President of Knowledge Systems Corporation. From January 1995 to March 1996, he was Division President of Global Software, Inc. in Raleigh, North Carolina. From 1983 to 1994, Mr. Skelton worked in various management capacities with Manugistics, Inc., (formerly STSC, Inc.), the principal operating subsidiary of the Company, where he last served as Chief Operating Officer. He also serves on a number of boards of privately-held companies in the computer software and internet industries.

Compensation of Directors

      The Company does not pay fees or other compensation (other than the grant of stock options) to directors for serving on the Board of Directors or committees of the Board. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Under the Company’s 1998 Stock Option Plan (the “SOP”), outside, i.e., non-employee directors receive an annual option grant to purchase 32,000 shares of Common Stock. Any director who is appointed or elected to the Board at any time other than an Annual Meeting of Shareholders will receive a percentage of the annual grant on the date of his or her election based on the number of fiscal quarters ending from the date of the appointment or election until the next Annual Meeting. These options vest quarterly over a four year period. In addition, in January 2000, a one-time grant to purchase 16,000 shares of Common Stock was made to each outside director serving on January 13, 2000, which options vest quarterly over four years. The SOP also provides that any director who is newly appointed or elected to the Board may receive a grant to purchase up to 32,000 shares of Common Stock at the discretion of the Board. Any such option so granted at the discretion of the Board shall vest and become exercisable, with respect to 25% of the shares, one year from the date of grant, and with respect to the remaining 75% of the shares, quarterly over the following 12 quarters.

      In the fiscal year ended February 28, 2001 (“fiscal 2001”), options to purchase 32,000 shares under this plan were granted to each of Messrs. Gibson, Arnow, Cline, Fritz, Jacovini, Nelson, and Skelton, options to purchase 72,000 shares under this plan were granted Mr. Lee, and options to purchase 16,000 shares under this plan were granted to both Ms. Dyson and Mr. Denning.

Board of Directors’ Meetings and Committees

      The Board of Directors held eight meetings, including four regularly scheduled meetings and four additional meetings during fiscal 2001. The Board of Directors has established standing Audit, Compensation and Nominating committees, each of which is composed solely of non-employee members of the Board of Directors, except for the Nominating Committee, of which Gregory J. Owens, our Chairman and Chief Executive Officer, is a member. The membership of each of these standing committees is determined from time to time by the Board.

      The Audit Committee, which presently consists of Joseph H. Jacovini, Chairman, Lynn C. Fritz and William G. Nelson, held four regularly scheduled meetings during fiscal 2001. The committee selects, subject to approval of the Board of Directors, a firm of independent certified public accountants to audit the books and accounts of the Company and its subsidiaries for the fiscal year for which they are appointed. In addition, the committee reviews and approves the scope and cost of all services (including nonaudit services) provided by the firm selected to conduct the audit. The committee also monitors the effectiveness of the audit effort and the Company’s financial reporting, and reviews the Company’s financial and operating controls.

      The Compensation Committee, which presently consists of William G. Nelson, Chairman, J. Michael Cline and Thomas A. Skelton, held three meetings, including one regularly scheduled meeting and two additional meetings during fiscal during fiscal 2001. The committee is responsible for the approval and administration of the compensation program for Gregory J. Owens, the Company’s Chief Executive Officer. The committee and the Board of Directors also review the compensation programs for the other executive officers of the Company, for which programs Mr. Owens is responsible. The committee is also responsible for the grant of options to the Company’s employees under the Company’s various stock option plans as well as the administration of the plans.

      The Nominating Committee, which consists of Lynn C. Fritz, Chairman, Joseph H. Jacovini and Gregory J. Owens, was established in the second half of fiscal 2001 and did not hold any meeting during that year. The committee nominates, for the approval of the full Board of Directors, candidates to fill vacancies on the Corporation’s Board of Directors. It also nominates, for election at annual or special meetings of the shareholders of the Corporation, candidates to serve on the Board of Directors.

OWNERSHIP OF MANUGISTICS GROUP, INC. STOCK

      The following table sets forth certain information, as of May 31, 2001, with respect to the beneficial ownership of shares of Common Stock by (i) each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table appearing below under “Executive Compensation”; and (iv) all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock which they respectively own beneficially.

      The address of each person who is an officer or director of the Company is 2115 East Jefferson Street, Rockville, MD 20852.

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned(1)	of Class

Gregory J. Owens(2)	2,083,967	3.0

Richard F. Bergmann(3)	352,817	*

Terrence A. Austin(4)	69,000	*

Jeffery L. Holmes(5)	46,200	*

Raghavan Rajaji(6)	189,630	*

J. Michael Cline(7)	74,000	*

Steven A. Denning(8)	1,000	*

Esther Dyson(9)	4,700	*

Lynn C. Fritz(10)	105,400	*

Joseph H. Jacovini(11)	148,000	*

Hau L. Lee(12)	20,500	*

William G. Nelson(13)	260,000	*

Thomas A. Skelton(14)	1,043,259	1.5

William M. Gibson(15)	9,921,482	14.6

FMR Corp(16)	5,332,389	7.9

Putnam Investments, LLC(17)	9,418,867	13.9

Directors and executive officers as a group (19 persons)	4,772,101	6.7

*	Less than 1% of the outstanding Common Stock.

(1)	Beneficial ownership is based on 67,602,414 outstanding shares of Common Stock as of May 31, 2001. Under applicable rules promulgated under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of shares of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock which he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, by exercise of stock options or otherwise.
(2)	Includes 2,082,667 shares issuable upon exercise of options [and 1,300 shares held in a retirement plan.]
(3)	Includes 352,417 shares issuable upon exercise of options.
(4)	Includes 68,000 shares issuable upon exercise of options.
(5)	Consists of 46,200 shares issuable upon exercise of options.
(6)	Includes 188,125 shares issuable upon exercise of options and 1,505 shares held in an employee stock purchase plan.
(7)	Consists of 74,000 shares issuable upon exercise of options.
(8)	Consists of 1,000 shares issuable upon exercise of options.
(9)	Includes 1,000 shares issuable upon exercise of options.

(10)	Includes 104,000 shares issuable upon exercise of options.
(11)	Includes 79,328 shares issuable upon exercise of options, 2,672 shares held by his wife and 36,000 shares held in a retirement savings plan.
(12)	Consists of 20,500 shares issuable upon exercise of options.

(13)	Includes 44,000 shares issuable upon exercise of options and 216,000 shares in which Mr. Nelson shares voting and investment power.
(14)	Includes 94,000 shares issuable upon exercise of options, 24,722 shares held by his wife and 11,481 shares held by his brother as trustee for his daughter.
(15)	Includes 293,682 shares issuable upon exercise of options, 963,000 shares held by his wife, 710,300 shares held in a non-profit corporation, with respect to which Mr. Gibson shares voting and dispositive control, and 7,954,500 shares held in a family limited partnership. Mr. Gibson serves as the sole general partner of the limited partnership and, in such capacity, has sole voting and dispositive control of the shares held in the partnership. Mr. Gibson’s address is 2115 East Jefferson Street, Rockville, MD 20852.
(16)	Includes 77,389 shares issuable upon conversion of $3,410,000 principal amount of the Company’s 5% convertible subordinated notes due 2007; 4,410,900 shares beneficially owned by Fidelity Management & Research Company, 82 Devonshire Street, Boston, MA 02109, as a result of its serving as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940; and 634,500 shares beneficially owned by Fidelity Management Trust Company, 82 Devonshire Street, Boston, MA 02109, as a result of its serving as investment adviser for various institutional accounts; and 209,600 shares beneficially owned by Fidelity International Limited, Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, as a result of its providing investment advisory and management services to various non-U.S. investment companies and certain institutional investors.
(17)	Includes 8,156,207 shares, including 162,293 shares issuable upon conversion of the Company’s 5% subordinated convertible notes due 2007 beneficially owned by Putnam Investment Management, LLC, One Post Office Square, Boston, MA 02109, as a result of its serving as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940; and 1,262,660 shares, including 6,014 shares issuable upon conversion of the Company’s 5% subordinated convertible notes due 2007 beneficially owned by The Putnam Advisory Company, LLC, One Post Office Square, Boston, MA 02109, as a result of its serving as investment advisor for various institutional accounts.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth summary information regarding compensation paid or accrued by the Company for services during fiscal years 2001 and 2000 to the Company’s Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer whose individual total salary and bonus on an annual basis exceeded $100,000 for fiscal 2001 (the “Named Executives”). Each of the Named Executives (other than Jeffrey L. Holmes) joined the Company during fiscal 2000. Accordingly the annual compensation reported for each of them (other than for Mr. Holmes) in fiscal 2000 is for a partial year.

						Long-Term
		Annual				Compensation
		Compensation				Awards

				Other		Securities
				Annual		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation (1)		Options (#)	Compensation

Gregory J. Owens	2001	$375,000	$375,000	$132,597	(1)	–0–	$10,002	(2)
Chief Executive Officer	2000	318,270	288,531	–0–		6,000,000	57,235	(3)

Richard F. Bergmann	2001	250,000	500,000	2,477	(4)	410,000	2,550	(5)
President	2000	177,083	250,000	–0–		860,000	1,947	(6)

Terrance A. Austin	2001	200,000	275,090	1,373	(4)	80,000	2,550	(5)
Executive Vice President,	2000	141,667	212,836	–0–		480,000	662	(7)
Electronics and High Technology

Raghavan Rajaji	2001	275,000	180,000	–0–		30,000	36,352	(8)
Executive Vice President and	2000	60,465	31,500	–0–		520,000	–0–
Chief Financial Officer

Jeffrey L. Holmes	2001	205,053	350,000	1,240	(4)	90,000	3,944	(9)
Senior Vice President,	2000	189,167	169,350	–0–		230,000	2,284	(10)
Government and Public Sector

(1)	Represents $30,245 for reimbursement for payment of taxes, $49,014 for personal use of a leased charter plane, and $35,000 for a golf club membership initiation fee.
(2)	Represents $6,826 for housing and relocation expenses, $626 for additional life and disability insurance premiums and a $2,550 employer contribution to the Company’s 401(k) Plan.
(3)	Represents $51,047 for housing and relocation expenses, $5,250 for additional life and disability insurance premiums and a $938 employer contribution to the Company’s 401(k) Plan.
(4)	Represents reimbursement for payment of taxes.
(5)	Represents a $2,550 employer contribution to the Company’s 401(k) Plan.
(6)	Represents $1,322 for additional life and disability insurance premiums and a $625 employer contribution to the Company’s 401(k) Plan.
(7)	Represents the value of additional life and disability insurance premiums paid by the Company.
(8)	Represents $33,802 for housing and relocation expenses and a $2,550 employer contribution to the Company’s 401(k) Plan.
(9)	Represents $1,394 for additional life and disability insurance premiums and a $2,550 employer contribution to the Company’s 401(k) Plan.

(10)	Represents an employer contribution to the Company’s 401(k) Plan.

Stock Options

      The following table sets forth certain information concerning the grant of options to the Chief Executive Officer and other Named Executives in fiscal 2001. The Company has not granted any stock appreciation rights (“SARs”).

Option Grants in Last Fiscal Year

						Potential Realizable Value
	Number of		Percent of			at Assumed Annual
	Securities		Total Options			Rate of Stock Price
	Underlying		Granted to	Exercise or		Appreciation for Option Term
	Options		Employees in	Base	Expiration
Name	Granted (#)		Fiscal Year	Price($/sh)	Date	5%	10%

Gregory J. Owens	-0-		0.00%	—	—	—	—

Richard F. Bergmann	100,000	(1)	1.28%	$17.3594	4/13/10	$1,091,761	$2,766,737
	60,000	(3)	0.77%	40.5000	9/13/10	1,528,214	3,872,794
	250,000	(3)	3.19%	49.3125	10/26/10	7,752,699	19,646,860

Terrance A. Austin	80,000	(3)	1.02%	40.5000	9/13/10	2,037,619	5,163,726

Raghavan Rajaji	30,000	(3)	0.38%	40.5000	9/13/10	764,107	1,936,397

Jeffrey L. Holmes	40,000	(3)	0.51%	40.5000	9/13/10	1,018,809	2,581,863
	50,000	(2)	0.64%	48.0625	12/15/10	1,511,234	3,829,763

(1)	Each option was granted pursuant to the Company’s 1998 Stock Option Plan and vests in 48 equal monthly installments over a four year period beginning on the date of grant. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant.
(2)	Each option was granted pursuant to the Company’s 1998 Stock Option Plan and vests in equal annual installments over a four year period beginning on the date of grant. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant.
(3)	Each option was granted pursuant to the Company’s 2000 Stock Option Plan and vests in equal annual installments over a four year period beginning on the date of grant. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant.

      The following table summarizes the value realized upon exercise of outstanding stock options during fiscal 2001 and the value of the outstanding options held by the Chief Executive Officer and the other Named Executives.

Aggregated Option Exercises in Fiscal 2001 and

Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Number of		Year-End		Fiscal Year-End(2)
	Shares Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory J. Owens	309,000	$10,942,223	1,741,000	3,950,000	$42,877,178	$96,594,369

Richard F. Bergmann	105,000	3,652,770	308,667	855,833	7,464,251	13,278,828

Terrance A. Austin	182,000	5,771,098	18,000	360,000	470,531	7,319,368

Raghavan Rajaji	60,000	2,129,466	141,250	348,750	2,383,999	6,878,019

Jeffrey L. Holmes	110,000	3,322,023	17,867	274,533	428,241	4,601,019

(1)	Computed by multiplying the number of shares of Common Stock acquired upon exercise of options by the difference between (i) the per share fair market value of the Common Stock on the date of exercise and (ii) the exercise price per share.
(2)	Computed by multiplying the number of options by the difference between (i) the per share market value of the Common Stock on February 28, 2001 of $31.00 and (ii) the exercise price per share.

Employment Agreements

      In fiscal 2000, the Company entered into employment agreements with Messrs. Owens, Bergmann, Austin and Rajaji in connection with the commencement of their employment with the Company under which each receives a minimum annual base salary. Messrs. Owens, Bergmann and Austin are each eligible for a bonus of up to 100% of their respective annual base salaries; Mr. Rajaji is eligible for an annual bonus of up to $180,000; 50% of these bonuses is based upon the financial performance of the Company, and 50% is based upon satisfaction of management objectives. In addition, Messrs. Bergmann and Austin are eligible to receive an additional quarterly bonus equal to 25% of their respective annual base salaries based upon significant participation in revenue generation as determined quarterly. The Company also provides to each of Messrs. Owens, Bergmann, Austin and Rajaji certain benefits, including medical, life and disability insurance, participation in the Employee Stock Purchase Plan, and fringe benefits.

      Under the respective agreements, if the Company terminates the executive’s employment other than for cause, the Company will make severance payments to the executive in the amount of his base salary and benefits during the six month period (a twelve month period for Mr. Owens) commencing on the termination date. The severance payments to the executive will cease if he obtains alternative employment during the six month period (a twelve month period for Mr. Owens) commencing on the termination date. In addition, for a period of six months beginning on the date of the termination of the executive’s employment for any reason other than cause, the monthly vesting of his options will continue. Some or all of the executive’s options may immediately vest in the event of a change of control of the Company. In addition, Mr. Austin will have the option to terminate his employment and receive the severance benefits described above under certain circumstances if his job status is diminished.

      The information set forth in the following Reports and Performance Graph shall not be deemed incorporated by reference into any existing or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporate by reference this Proxy Statement, except to the extent that the Company specifically incorporates such information by reference.

Report of the Audit Committee of the Board of Directors

      The Audit Committee of the Board of Directors of the Company is composed of three independent directors, each of whom meets the criteria for “independence” under NASD Rule 4200, and operates under a written charter adopted by the Board of Directors, attached as Appendix A. The Audit Committee oversees the Company’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal accounting controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited consolidated financial statements for the year ended February 28, 2001, with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee has also reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended February 28, 2001, with the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States. In addition, the Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence.

      Based on the Audit Committee’s review of the Company’s audited consolidated financial statements for the fiscal year ended February 28, 2001, and the review and discussions described in the foregoing paragraphs of this report, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2001, for filing with the Securities and Exchange Commission.

Audit Committee

Joseph H. Jacovini, Chairman
Lynn C. Fritz
William G. Nelson

Report of the Compensation Committee of the Board of Directors on Executive Compensation

      In fiscal 2001, the Compensation Committee of the Board of Directors was directly responsible for the approval and administration of a compensation program for Gregory Owens, the Company’s Chief Executive Officer. The Compensation Committee was also responsible for the grant of options to the Company’s employees, including the executive officers, under the Company’s various stock option plans and administered the plans. The Compensation Committee consisted of three outside directors of the Company.

      In fiscal 2001, Mr. Owens was responsible for the preparation, approval and administration of compensation programs for the other executive officers of the Company, including those named in the Summary Compensation Table.

  Objectives and Policies

      The objectives of the Company’s executive compensation program, as respectively implemented by the Compensation Committee and by Mr. Owens, were to:

•	Attract and retain highly qualified executives to lead and manage the Company by providing competitive total compensation packages;

•	Reward executives based on the business performance of the Company and upon individual performance;

•	Provide executives with incentives designed to maximize the long-term performance of the Company and to align further their interests with those of the shareholders of the Company; and

•	Assure that objectives for corporate and individual performance are established and measured.

For fiscal 2001, the components of the Company’s executive compensation program included annual base salary, option grants and cash bonuses.

  Compensation of Executive Officers

      Base salaries for executive officers of the Company (including the Chief Executive Officer) have historically been determined by evaluating the responsibilities associated with their respective positions, the experience of the officers and by reference to salaries paid in the competitive marketplace to executive officers with comparable ability and experience. Individual salary increases, which are reviewed annually, generally have been based on the Company’s financial performance in the prior fiscal year and the attainment of individual objectives during the prior fiscal year. At the close of fiscal 2001, there were eleven executive officers including Mr. Owens.

      In fiscal 2001, annual base salaries, cash bonuses and stock option awards were determined by Mr. Owens for the other executive officers. The minimum annual base salaries for six of the executive officers were established in connection with their employment with the Company in fiscal 2000 and 2001. Base salaries were not increased for the executive officers in fiscal 2001. In determining not to increase base salaries, Mr. Owens considered the size of previous option grants and the number of options held by executive officers at the beginning of fiscal 2001.

      In setting the performance award targets for each executive officer, Mr. Owens utilized the Company’s Annual Plan which was prepared by senior management. The Annual Plan sets forth specific operational and financial goals to be reached by the Company during the course of the fiscal year. The Annual Plan consists of projected expenditures, expected revenues and net financial results. In preparing the Annual Plan, senior management considered the expectations various financial market analysts have set for the industry and the industry growth expectations as published by AMR Research and others. In addition to the Annual Plan, Mr. Owens also considered non-financial performance measurements such as improvements in productivity, development and introduction of new products, improvement of product quality, relationships with customers and leadership and management development. No specific weight or relative importance was assigned to the various factors and compensation information considered. Accordingly, the Company’s compensation policies and practices, including Mr. Owens, relating to base salaries, cash bonuses and stock option awards may be deemed informal and subjective, although they were based on both such financial and non-financial factors and detailed consideration.

      Executives officers are eligible to receive an annual incentive cash bonus, payable 50% based on the financial performance of the Company and 50% based upon management objectives established for each executive officer, including the non-financial factors cited above. The amount of the cash bonus varies for each executive officer. The bonuses based on management objectives were payable under a plan submitted by the executive officer and approved by Mr. Owens. The executive officers also were eligible to receive performance awards in the form of stock option grants based on formulas relating variously to the financial performance of the Company during specific periods of the fiscal year. In addition, certain of the executive officers who shared responsibility for sales were awarded additional options and cash bonuses for attaining sales goals and completing significant sales transaction. Two of the executive officers named in the Summary Compensation Table, Messrs. Bergmann and Holmes were granted such additional option awards and cash bonuses.

  Chief Executive Officer’s Compensation and Corporate Performance for Fiscal 2001

      In determining the compensation program of Mr. Owens, the Company’s Chief Executive Officer, including base salary, cash bonuses and stock option grants for fiscal 2001, the Compensation Committee considered specific performance goals set forth in the Annual Plan, such as, profitability, revenue targets, software license revenue growth and market capitalization increases. Other non-financial objectives similar to those set forth above for other executive officers were also included in establishing Mr. Owens’ bonus program.

      Mr. Owens was eligible to receive an annual incentive cash bonus of up to 100% of his annual base salary, payable 50% based on the financial performance of the Company as set forth in the Annual Plan and 50% based upon management objectives. The component of the bonus based on management objectives was payable under a plan submitted by Mr. Owens and approved by the Compensation Committee. For fiscal 2001, Mr. Owens received the full incentive cash bonus. Mr. Owens minimum annual base salary was set in fiscal 2000 upon his employment with the Company.

      Mr. Owens’ base salary was not increased in fiscal 2001, nor was Mr. Owens granted any stock option awards in fiscal 2001 because of the size of previous option grants to him and the number of options he held at the beginning of fiscal 2001.

Compensation Committee

William G. Nelson, Chair
Thomas A. Skelton
J. Michael Cline

Stock Performance Graph

      The following graph compares the cumulative total return to shareholders of the Common Stock with the cumulative total return of the Nasdaq Stock Market (US) Index from February 29, 1996 to the end of the last fiscal year (February 28, 2001). In addition, the graph also compares the Company’s performance to that for Nasdaq Computer and Data Processing Stocks. The graph assumes that the value of the investment in the Common Stock and each index was $100 on February 29, 1996 and that all dividends were reinvested. The Company has not paid any cash dividends on its Common Stock and does not intend to do so in the foreseeable future. The performance graph is not necessarily indicative of future performance.

		Nasdaq Stock Market	Nasdaq Computer and Data
	Manugistics Group, Inc.	(U.S. Companies)	Processing Stocks

29-Feb-96	$100	$100	$100
28-Feb-97	$210	$119	$118
27-Feb-98	$532	$163	$176
28-Feb-99	$105	$212	$276
29-Feb-00	$758	$432	$591
28-Feb-01	$827	$198	$231

Agreements with Employees

      All employees of the Company and its subsidiaries, including executive officers, are required to sign a Conditions of Employment Agreement upon joining the Company and its subsidiaries. This agreement restricts the ability of the employee to compete with the Company and its subsidiaries during his or her employment with the Company and for a period of [twelve] months thereafter, and contains certain confidentiality and invention assignment provisions.

Certain Business Relationships

  New Roads

      In August 2000, the Company entered into a software license agreement with New Roads, Inc. (“New Roads”) pursuant to which it was obligated to pay $1.6 million to the Company over a period of twelve months, $300,000 of which was paid. One of the Company’s outside directors, J. Michael Cline, has an indirect ownership interest of approximately 24% in New Roads. Mr. Cline owns 100% of Accretive Technology Partners (“Accretive”). Accretive is a managing member of, and owns approximately 56% of, a partnership which in turn owns approximately 42.6% of the outstanding New Roads common stock. Mr. Cline is on the Board of Directors of New Roads, but does not serve as one of its executive officers. In May 2001, New Roads assigned the software license agreement to an unrelated third party who paid the full amount of the license fee to the Company, which reimbursed New Roads for the $300,000 previously paid.

  Talus Solutions, Inc.

      The Company acquired Talus Solutions, Inc. (“Talus”) in a stock-for-stock merger on December 21, 2000. The Company and Talus had a common director, J. Michael Cline, on their respective boards. (Mr. Cline continues to serve on the Company’s Board of Directors.) On the effective date of the merger, the options to purchase a total of 25,000 shares of Talus common stock held by Mr. Cline were converted into options to purchase a total of 3,700 shares of the Company’s common stock in accordance with the terms of the merger. In addition, Mr. Cline owned indirectly approximately 2.2% of the outstanding shares of Talus capital stock as a result of his interest in General Atlantic Partners, LLC and certain of its affiliates, who then were Talus stockholders. These shares were converted into shares of the Company’s common stock in the merger. The shares of the Company’s common stock which he owned indirectly had a value of approximately $6.57 million based on the closing price of $42.61 per share of the Company’s common stock on December 21, 2000.

  William M. Gibson

      William M. Gibson resigned from his position as Chairman and as a member of the Company’s Board of Directors effective February 2001. In connection with his resignation from the Board, the Company and Mr. Gibson agreed that the Company would continue to employ Mr. Gibson on a part-time basis as an advisor to the Chairman and Chief Executive Officer until July 31, 2001, and that he would continue to receive employee health and insurance benefits until that date. In addition, the stock options previously granted to him will continue to vest as scheduled through July 31, 2001. The Company also granted to Mr. Gibson limited piggyback registration rights relating to a total of up to 2,000,000 shares of common stock. These rights enable Mr. Gibson to require the Company to register the shares for resale under the Securities Act of 1933 in an underwritten offering of equity securities by the Company or other selling stockholders.

  Joseph H. Jacovini

      Joseph H. Jacovini, a director of the Company, is a partner and Chairman of Dilworth Paxson LLP, counsel to the Company, which firm rendered legal services to the Company in fiscal 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes of ownership of the Common Stock with the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Reporting Persons are required to furnish the Company with copies of all forms that they file under Section 16(a). Based solely upon a review of the copies of such forms received by the Company or written representations from Reporting Persons, the Company believes that, with respect to fiscal 2001, all Reporting Persons complied with all applicable filing requirements under Section 16(a), with the following exceptions: each of Messrs. Cline, Fritz, Jacovini, Lee, Nelson and Skelton inadvertently failed to timely file a Form 5 in connection with the automatic annual grant of stock options to outside directors. However, each such reporting person filed a Form 5 within two days after the filing due date to report the required information.

PROPOSAL 2 — TO APPROVE AN AMENDMENT TO THE

1998 STOCK OPTION PLAN OF MANUGISTICS GROUP, INC.

      In April 2001, the Board of Directors adopted a proposal to amend the 1998 Stock Option Plan of Manugistics Group, Inc. (“SOP”) to increase the number of shares of Common Stock reserved for issuance under the SOP by 10,000,000 shares, from 10,475,800 shares to 20,475,800 shares, subject to shareholder approval. The Board of Directors believes that the proposed increase in the number of shares of Common Stock which may be issued under the SOP is necessary to ensure that sufficient shares are available to support the Company’s continuing efforts to attract and retain highly qualified employees, including individuals who are employees of companies which the Company desires to acquire. (Such employees frequently own substantial numbers of options granted by the company to be acquired, which options are exchanged for options issued by the Company.)

      If the proposed amendment to the SOP is approved, the Company’s 2000 Stock Option Plan will be terminated as to unissued stock options only, and the increase of 10,000,000 in the number of shares of Common Stock reserved for issuance under the SOP will be funded in part by the transfer of the stock options remaining unissued in the Company’s 2000 Stock Option Plan. At May 31, 2001, options to purchase a total of 4,020,210 shares remained available for issuance under the 2000 Stock Option Plan. As a result of the transfer of the unissued stock options remaining in the Company’s 2000 Stock Option Plan to the SOP, the total number of shares reserved for issuance under the Company’s various stock option plans would be increased by 5,979,790 shares. The reason for the transfer is to allow all future stock option grants to be made pursuant to a single stock option plan, which will ease the administrative burden on the Company and simplify the granting of stock options.

      To be approved, the Proposal must receive the affirmative vote of a majority of the shares of the Common Stock present in person or represented by proxy at the Meeting and entitled to vote thereon. In addition, in order for Proposal 2 to be fully implemented, Proposal 3, to approve an increase in the number of authorized shares of the Company’s common stock, must be approved. As noted below in the discussion of Proposal 3, at May 31, 2001, only approximately 1,300,000 shares remained available to be reserved for issuance in the future under the Company’s Amended and Restated Certificate of Incorporation. However, the proposed increase in the number of options which may be granted under the SOP, if approved, would require an increase in the number of shares reserved for issuance by almost 6,000,000 shares.

      If Proposal 2 is approved but Proposal 3 is not approved, the number of shares which, under the terms of the SOP, are eligible to be issued upon exercise of options would be increased by 10,000,000. However, the increase in the total number of shares which could actually be issued under the SOP would be limited to approximately 5,300,000. (This is the sum of (i) the number of shares transferred under the 2000 SOP and (ii) the number of shares which remain available for issuance under the Company’s Amended and Restated Certificate of Incorporation.)

      The Board of Directors recommends that shareholders vote FOR the amendment of the SOP.

Certain Information Regarding the SOP

      The SOP became effective upon its adoption at the Annual Meeting of Shareholders held in July 1998. Upon its effectiveness, the SOP was funded with 4,475,800 shares of Common Stock. At the Annual Meeting of Shareholders held in July 1999, the shareholders approved an amendment to the SOP increasing the number of shares of Common Stock reserved for issuance thereunder by 6,000,000 shares, to 10,475,800 shares of Common Stock. The SOP grants the Committee administering the SOP flexibility in determining the specific terms and conditions of a particular option grant, thereby enhancing the Company’s efforts to attract and retain highly qualified employees, senior management, outside directors and consultants.

      As of May 31, 2001, options to purchase a total of 9,733,724 shares of Common Stock had been granted under the SOP. These outstanding options have exercise prices ranging from $3.03 to $61.03 per share. Additional options to purchase a total of 742,076 shares of Common Stock may be issued under the SOP. The Company proposes that the number of shares of Common Stock which may be issued upon exercise of options granted under the SOP be increased to a level sufficient to enable the Company to continue to attract and retain highly qualified personnel, including senior management.

      On June   , 2001, the closing price of the Common Stock was $          per share, as reported by the Nasdaq Stock Market. Options to purchase a total of          shares outstanding on that date had exercise prices per share equal to or lower than $               . Of these “in the money” options, options to purchase a total of                shares of Common Stock were exercisable on that date.

Summary of the SOP

      The description that follows is an overview of the material provisions of the SOP. The description, however, does not purport to be a complete description of all the provisions of the SOP. Any shareholder who wants to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company’s executive offices in Rockville, Maryland.

      Purposes. The purposes of the SOP are to advance the interests of the Company and its shareholders by strengthening the ability of the Company to attract, retain and reward highly qualified officers and other employees, to motivate officers and other selected employees to achieve business objectives established to promote the long-term growth, profitability and success of the Company, and to encourage ownership of the Common Stock of the Company by participating officers and other selected employees. The SOP authorizes incentive and non-qualified stock options. In addition, the SOP is intended as an additional incentive to directors of the Company who are not employees of the Company or an Affiliate to serve on the Board of Directors and devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of options to acquire Common Stock. The SOP is also intended as an additional incentive to selected consultants to the Company to devote themselves to the success of the Company by providing them with similar benefits.

      Administration. The SOP is administered by a Committee of the Board of Directors, which Committee shall consist of not less than two members of the Board, each of whom is a “Non-Employee Director” (as defined in Rule 16b-3 under the Exchange Act). No person shall receive a discretionary grant or award under the SOP or any other stock plan of the company while a member of the Committee. The Committee selects employees and directors of, and consultants to, the Company or its subsidiaries to whom discretionary grants of options may be made, the times at which options may be granted, whether the options are incentive or non-qualified, the number of shares which may be purchased upon the exercise of options and all other terms and conditions of each option. Subject to the terms and conditions and within the limitations of the SOP, the Committee may modify outstanding options granted under the SOP. Notwithstanding the foregoing, no modification of an option shall, without the consent of the optionee, impair any rights under any option theretofore granted under the SOP. The Committee also has the full power to construe and interpret the SOP and make any determination of fact incident to the SOP; promulgate, amend and rescind rules and regulations relating to the implementation, operation and administration of the SOP; and make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration and operation of the SOP.

      Eligibility and Limitations. All full-time employees of the Company or its subsidiaries (including officers, whether or not they are directors) are eligible to receive incentive stock options and/or non-qualified options granted under the SOP. No employee may receive options under the SOP to purchase more than one million shares of Common Stock in any calendar year. In addition, all persons who are elected to the Board of Directors of the Company at an annual meeting of shareholders and who remain as directors at each annual meeting of shareholders thereafter by virtue of a continuation of such persons’ terms as directors, other than directors who are also employees of the Company, are eligible to receive non-qualified options under the SOP. Finally, all consultants to the Company or its subsidiaries are eligible to receive non-qualified options under the SOP. As of May 31, 2001, there were approximately 1,489 employees and eight non-employee directors eligible to participate in the SOP. The SOP also contains certain limitations required by the Internal Revenue Code of 1986, as amended (the “Code”), on the number of shares issuable to any employee in any calendar year and on the timing of the exercise of options by employees in each calendar year (based upon the value of the options so exercised).

      Shares Reserved for Issuance. At May 31, 2001, a total of 10,475,800 shares of Common Stock are reserved for issuance under the SOP. If the Proposal is approved, 20,475,800 shares will be reserved for issuance under the SOP.

      Option Price. The exercise price of an option shall not be less than one hundred percent (100%) of the fair market value per share of the Common Stock of the Company as of the date of the grant unless otherwise required by the Code, or any other applicable law. Subject to the foregoing, the Committee shall have full authority and discretion in fixing the option price.

      Terms and Exercise of Options. An option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant. Options may be exercised by an optionee only during the period in which the optionee is employed by the Company or its subsidiaries, except that the Committee may permit the exercise of any option for any period following the optionee’s termination of employment not in excess of the original term of the option on such terms and conditions as it shall deem appropriate. If any option is subject to any vesting requirements, the Committee may provide for the acceleration of the time in which such option may be exercised. Notwithstanding the foregoing, if an employee is terminated involuntarily without cause within one (1) year after a consolidation or merger in which the Company is not the surviving corporation, all outstanding options will be exercisable for a period of 90 days after such termination, but in no event longer than the original expiration date set forth in the option. In no event shall an option granted under the SOP be exercisable more than ten (10) years after the date of the grant. Options are exercisable by payment in full for the shares of Common Stock being purchased, such payment to be made in cash, by check, or, at the discretion of the Committee, in Common Stock or other property held by the optionee.

      Options to Directors. All persons who are elected to the Board of Directors of the Company at an annual meeting of shareholders and who remain as directors at each annual meeting of shareholders thereafter by virtue of the continuation of such persons’ terms as directors, other than directors who are also employees of the Company, are eligible to receive options under the SOP. Each eligible director of the Company shall receive an option to purchase 32,000 shares after the first annual meeting at which a director is initially elected to the board and 32,000 shares at each annual meeting thereafter, so long as the director remains a member of the board. Options shall be priced at the fair market value of the underlying Common Stock on the date of grant. Except as set forth herein, each option received by a director shall vest and become exercisable quarterly over a four year period from the date the option is granted. Except as set forth herein, any director leaving the Board prior to the quarterly vesting date shall forfeit the unvested portion of any such option grant. On January 13, 2000, each director who was not an employee of the Company and who was serving as a director on that date received an option to purchase 16,000 shares of the Common Stock. Any director who is elected to the Board at any time other than an annual meeting of shareholders will receive a percentage of the annual grant on the date of his or her election based on the number of fiscal quarters ending from the date of the appointment or election until the next annual meeting of shareholders. Any director who is newly elected or appointed to the Board will receive an additional option, at the sole discretion of the Board, to purchase up to 32,000 shares of the Common Stock. Each such option shall vest and become exercisable, with respect to 25% of the shares, one calendar year from the date of grant. The remaining 75% of the shares subject to such option shall vest and become exercisable in equal installments quarterly over the following 12 calendar quarters. If a director’s term of office is terminated by the death of the director, the executor or administrator of such director’s estate shall have the right to exercise the options vested on the date of death within one year of the date of death of the director. After this one year period, the option shall terminate. All options to directors shall be subject to the general terms and conditions set forth in the SOP.

      Options to Consultants. The Committee may grant options to consultants to the Company on such terms and conditions as are determined by the Committee, generally similar to those set forth above for options to employees, except that any restrictions required to be set forth only in options to employees need not be set forth in options to consultants, at the discretion of the Committee. Options to consultants will be subject to all of the general terms and conditions set forth in the SOP.

      Transferability of Grants. No option granted under the SOP, and no right or interest therein, shall be transferable in any manner except by will or the laws of descent and distribution, shall not be subject to any lien or other claim of any creditor of an optionee, or subject to any lien, encumbrance or claim of any third person made in respect of or through any optionee, however arising. During the lifetime of an optionee, options are exercisable, only by, and shares of Common Stock issued upon the exercise of options will be issued only to the optionee or his or her legal representative. However, the Committee may, in its sole discretion, authorize optionees to designate beneficiaries with the authority to exercise options granted to an optionee in the event of his or her death or disability. The Committee may, in its sole discretion, also authorize an optionee to transfer all or a portion of any non-qualified option, but in no event shall any transfer be made to any person or persons other than such optionee’s parents, spouse or other lifetime partner, children or grandchildren, siblings, or children of siblings, or a trust for the exclusive benefit of one or more such persons, which transfer must be made as a gift and without any consideration. The Committee may also, in its sole discretion, provide for the transferability of a particular grant pursuant to a qualified domestic relations order. All other transfers and any retransfers by a permitted transferee are prohibited and shall be null and void. Each option which becomes the subject of a permitted transfer and the optionee to whom it was granted shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer, including responsibility for any withholding taxes incurred as a result of any exercise of an option.

      Change in Control. A dissolution or liquidation of the Company or merger of consolidation in which the Company is not the surviving corporation, shall cause each outstanding option to terminate, provided that each optionee shall have the right immediately prior to such event to exercise such option in whole or in part without regard to any vesting requirements or installment provisions in his or her option grant agreement. Notwithstanding the above, an option will not terminate if assumed by the surviving or acquiring corporation, or its parent, upon a merger or consolidation under circumstances which are not deemed a modification of the option within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended.

      Adjustment Upon Changes In Capital Structure. In the event of any change in the capital structure, capitalization or Common Stock of the Company, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization or any other change affecting the Common Stock, such proportionate adjustment, if any, as the Board of Directors in its discretion may deem appropriate to reflect such change shall be made with respect to the maximum number of shares of Common Stock which may be issued pursuant to the SOP, the number of shares of Common Stock subject to any outstanding option, the per share exercise price in respect to any outstanding option, the number of shares of Common Stock which are the subject of grants and outstanding under the SOP, and any other term or condition of any grant affected by any such change.

      Rights as a Shareholder. An optionee or a permitted transferee of an option shall have no rights as a shareholder with respect to any shares of Common stock covered by the option until the date of the issuance of such shares to the optionee following the exercise of such option.

      Effective Date and Term of SOP. The effective date of the SOP is July 24, 1998, and it shall remain in effect until July 23, 2008 unless sooner terminated by the Board of Directors.

      Grant of Options. Options may be granted pursuant to the SOP from time to time until such time as all shares of Common Stock available under the SOP have been made subject to an option grant. If any outstanding option granted under the SOP for any reason expires or is terminated, the shares of Common Stock allocable to the option may again be subject to an option under the SOP.

      Continued Employment. The grant of an option pursuant to the SOP shall not be construed to imply or to constitute evidence of any agreement, expressed or implied, on the part of the Company or any subsidiary to continue to employ an employee, or to affect the right of the Company or any subsidiary to terminate the employment of any employee or to alter the responsibilities, duties or authority of any employee.

      Tax Consequences. There are no tax consequences to the optionee or the Company upon the grant of a non-qualified stock option pursuant to the SOP. On exercising a non-qualified stock option, the optionee realizes ordinary income to the extent that the market value of the Common Stock exceeds the exercise price, and the Company may claim a tax deduction of like amount. There are no tax consequences to the optionee or the Company upon the grant of an incentive stock option pursuant to the SOP, nor on the exercise of an incentive stock option. Assuming that an optionee holds the stock received pursuant to the exercise of such option for the required holding period under the Code, the optionee will receive capital gain treatment upon the sale of the stock received pursuant to the exercise of the option, but the Company will not receive a tax deduction.

      Resale of Shares. The shares issuable upon exercise of options which have already been granted, and shares which are presently reserved for issuance under the SOP have previously been registered on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the amendment to the SOP is approved by the shareholders of the Company, the Company intends to register the additional shares issuable upon exercise of options granted under the SOP on a Registration Statement on Form S-8 under the Securities Act. Participants who are affiliates of the Company may not resell the shares acquired under the SOP under the Form S-8 Registration Statement. Such resales may either be pursuant to a resale prospectus or be effected in accordance with Rule 144 under the Securities Act (unless otherwise exempt from registration under the Securities Act).

      Amendments. The Board of Directors of the Company may suspend or discontinue the SOP or revise or amend the SOP with respect to any shares at the time not subject to options, except that, without approval of the shareholders of the Company, no such revision or amendment shall cause options which are intended to be incentive stock options to fail to so qualify, cause the SOP or any transaction thereunder to fail to meet the requirements of Rule 16b-3 of the Exchange Act, or violate applicable law.

      Plan Benefits. As of June   , 2001, the aggregate market value of the        shares of Common Stock issuable upon exercise of options then outstanding under the SOP was approximately $       , based on a price per share of Common Stock of $       on that date.

      As noted above, the number of options, and the terms and conditions of a specific option grant under the SOP are determined by the Committee from time to time in its discretion, subject to the terms of the SOP and the requirements of applicable law. Accordingly, the number of options, and their respective terms and conditions, to be received by or allocated to persons eligible to receive options under the SOP are not presently determinable, except with respect to options to be granted to directors who are not also employees of the Company (“Non-Employee Directors”). As more fully described above, each Non-Employee Director shall annually receive an option to purchase 32,000 shares of Common Stock (see “Options to Directors,” above). The table below shows the number of options which were granted under the SOP during the fiscal year ended February 28, 2001, in addition to showing the total number of options granted under the SOP from its inception to date.

	Options Granted	Options Granted
	to Date	During Fiscal 2001

Gregory J. Owens	-0-	-0-
Chief Executive Officer

Richard F. Bergmann	100,000	100,000
President

Terrance A. Austin	-0-	-0-
Executive Vice President,
Electronics and High Technology

Raghavan Rajaji	460,000	-0-
Executive Vice President and
Chief Financial Officer

Jeffrey L. Holmes	231,200	50,000
Senior Vice President,
Strategic Solutions and Alliances

Executive officers as a group	1,066,200	150,000

Non-employee directors as a group	461,000	283,700

Non-executive officer employees as a group	6,206,466	3,120,917

PROPOSAL 3 — TO APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF MANUGISTICS GROUP, INC.

      In April 2001, the Company’s Board of Directors adopted and recommended that the stockholders of the Company approve an amendment to Article Four of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 100,000,000 shares to 300,000,000 shares. The proposed amendment would replace Article Four in its entirety as follows:

FOURTH. The total number of shares of all classes of stock which the Corporation is authorized to issue is Three Hundred Four Million Six Hundred Twenty Thousand Two Hundred Fifty-Three (304,620,253) shares, consisting of: (i) Four Million Six Hundred Twenty Thousand Two Hundred Fifty Three (4,620,253) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and (ii) Three Hundred Million (300,000,000) shares of Common Stock, par value $.002 per share (the “Common Stock”).

      The Company is currently authorized to issue a total of 100,000,000 shares of Common Stock. As of May 31, 2001, a total of 67,602,414 shares of Common Stock were issued and outstanding. A total of approximately 31,100,000 shares of Common Stock were reserved for issuance in the future. The shares reserved for future include (i) approximately 5,700,000 shares issuable upon conversion of the Company’s outstanding 5% convertible subordinated notes due 2007; and (ii) approximately 25,400,000 shares issuable upon exercise of outstanding stock options and warrants and options that may be granted in the future under the Company’s various stock option plans. Accordingly, of the 100,000,000 shares of Common Stock authorized for issuance, as of May 31, 2001, approximately 98,700,000 shares have been issued or reserved for issuance, and only 1,300,000 shares are available to be reserved for issuance in the future. However, if the shareholders approve Proposal 2, to amend the SOP to increase the number of shares which may be issued upon exercise of options granted under the SOP, the Company will be required to reserve for issuance approximately 6,000,000 additional shares. Accordingly, Proposal 2 could not be fully implemented unless Proposal 3 is approved.

      The Board of Directors of the Company believes that it is critically important to have available authorized but unissued shares of Common Stock in an amount adequate to provide for the future needs of the Company. The additional shares will be available for issuance from time to time by the Company in the discretion of the Board of Directors, without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by Nasdaq rules), for any proper corporate purpose including, among other things, future acquisitions, stock dividends, stock splits, convertible debt financing and equity financings.

      The Company continues to actively evaluate potential businesses for acquisition. Management believes that the Company’s future prospects would be adversely affected if the Company did not have the flexibility to make acquisitions through the issuance of shares of its Common Stock.

      The Company has no present plans, understandings or agreements for the issuance or use of the proposed additional shares of Common Stock, other than for possible issuance in the future in connection with the Company’s stock option plans and Employee Stock Purchase Plan. The additional authorized shares of Common Stock will allow the Company to maintain the flexibility to issue shares of Common Stock in the future without the potential expense or delay incident to obtaining the approval of the Company’s shareholders by means of a special meeting of shareholders at such time.

      Holders of shares of Common Stock do not have preemptive rights with respect to the future issuance of any shares of Common Stock.

      Issuing additional shares of Common Stock may have the effect of diluting the stock ownership of persons seeking to obtain control of the Company and, accordingly, of making a change in control of the Company more difficult or less likely. The proposed amendment to the Company’s Amended and Restated Certificate of Incorporation is not being recommended in response to any specific effort, of which the Company is aware, to obtain control of the Company.

      The vote in favor of the amendment of a majority the outstanding shares of Common Stock entitled to vote thereon is required to approve the amendment to the Certificate of Incorporation. If the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation is approved, a Certificate of Amendment will be filed with the Secretary of State of Delaware as promptly as practicable thereafter. The amendment would be effective upon the date of filing.

      The Board of Directors recommends that shareholders vote FOR the proposed amendment to the Certificate of Incorporation.

SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, upon the recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent accountants, as auditors of the Company to examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending on February 28, 2002. Deloitte & Touche LLP currently serves as the Company’s independent accountants, and has been the Company’s independent accountants since the fiscal year ended February 28, 2001. Representatives of Deloitte & Touche LLP will be present at the Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions from shareholders. The Audit Committee of the Board of Directors has determined that the provision of the services set forth in the “Financial Information System Design and Implementation Fees” and “All Other Fees” sections below is compatible with maintaining the independence of Deloitte & Touche LLP with respect to the Company for the fiscal year ended February 28, 2001.

Audit Fees

      The Company was billed $540,000 by Deloitte & Touche LLP for professional fees rendered in connection with the audit of the Company’s annual financial statements for the fiscal year ended February 28, 2001, for the reviews of the Company’s financial statements included in the Company’s Forms 10-Q for the fiscal year ended February 28, 2001, and for statutory audits of the Company’s foreign subsidiaries.

Financial Information System Design and Implementation Fees

      Deloitte & Touche LLP did not perform any services for the Company in connection with: (i) the direct or indirect operation, or supervision of the operation of, the Company’s information system or managing the Company’s local area network; and (ii) the design or implementation of hardware or software systems that aggregate source data underlying the Company’s financial statements or generate information that is significant to the Company’s financial statements taken as a whole, for the fiscal year ended February 28, 2001.

All Other Fees

      The Company was billed $360,000 by Deloitte & Touche LLP for professional fees rendered in connection the provision of services other than those described in the “Audit Fees” and “Financial Information System Design and Implementation Fees” sections above for the fiscal year ended February 28, 2001, related primarily to financing activities, mergers and acquisitions and foreign tax services.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE

2002 ANNUAL MEETING OF SHAREHOLDERS

      Shareholder proposals submitted for inclusion in the Proxy Statement for the 2002 Annual Meeting of Shareholders must be received by the Company at the Company’s corporate headquarters address and must be submitted in accordance with Rule 14a-8 of the Exchange Act on or before February   , 2002.

      Under the Company’s By-Laws, shareholder proposals which are not submitted for inclusion in the Company’s Proxy Statement for the 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company: (i) 60 days in advance of such meeting if the meeting is to be held on a day which is within 30 days preceding the anniversary of the 2001 Meeting, or (ii) 90 days in advance of such meeting if the meeting is to be held on a day which is on or after the anniversary of the 2001 Meeting.

OTHER BUSINESS

      The Board of Directors does not intend to bring any other matter before the Meeting and does not know of any other business which others will present for consideration at the Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting of Shareholders and this Proxy Statement may be acted on at the Meeting. If any other business does properly come before the Meeting the proxy holders will vote on such matters according to their discretion.

By Order of the Board of Directors

/s/ Timothy T. Smith

Timothy T. Smith
Senior Vice President,
General Counsel and Secretary

      ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

APPENDIX A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

OF MANUGISTICS GROUP, INC.

CHARTER

I.  PURPOSE AND RESPONSIBILITIES

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial statements of the Corporation; (ii) the Corporation’s system of internal controls; and (iii) the Corporation’s auditing, accounting and financial reporting processes generally. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective monitor of the Corporation’s financial reporting process and internal control system.

•	Review and evaluate the audit efforts of the Corporation’s independent accountants and Chief Financial Officer (“CFO”) and the Corporation’s internal audit staff.

•	Provide for open, ongoing communication among the independent accountants, management, the CFO and internal audit staff and the Board of Directors concerning the Corporation’s financial, audit and accounting issues and affairs.

      The Committee’s responsibility is oversight, and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements. Additionally, the Committee recognizes that management, the CFO and the internal audit staff as well as the independent accountants have more knowledge and more detailed information about the Corporation than do the members of the Committee; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent accountants’ work product.

II.  COMPOSITION

      The Committee shall consist of not less than three independent members who shall be appointed by the Board of Directors at the annual organizational meeting of the Board of Directors; the Board of Directors shall appoint one member of the Committee to serve as Chairman of the Committee. Members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee and at least one member of the Committee shall have accounting, related financial management expertise, or any other comparable experience or background that results in the individual’s financial sophistication. No member of the Committee shall be employed or otherwise affiliated with the Corporation’s independent accountants. In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, and if the affected committee member is the Committee Chairman, shall advise the remaining members of the Committee. In the event that the Committee Chairman, or the remaining members of the Committee, as the case may be, concur that a potential or actual conflict of interest exists, the effected Committee member shall not participate in the matter before the Committee.

III.  MEETINGS

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall meet at least annually, and more often as warranted, with the CFO and the independent accountants in separate executive sessions to discuss any matters that the Committee or any of these parties believes should be discussed privately. The Committee shall maintain a high degree of independence both in establishing its agenda and in evaluating the performance of the independent accountants, CFO and internal audit staff and management.

IV.  RESPONSIBILITIES AND DUTIES

      The following actions shall be taken by the Committee in carrying out its oversight responsibility. These actions are set forth as a guide with the understanding that the action taken may vary depending on the circumstances.

•	Review the performance of the independent accountants and recommend to the Board of Directors the appointment, retention or discharge of the independent accountants as auditors of the Company and to perform the annual audit, which accountants shall be ultimately accountable to the Board of Directors, through the Audit Committee, as representatives of the shareholders of the Corporation. On an annual basis, review and approve the audit and non-audit fees and services provided by the independent accountants.

•	Review with the CFO and independent accountants the financial information contained in the Corporation’s Quarterly Report on Form 10-Q prior to its filing.

•	Review with the CFO and the independent accountants, at the completion of the annual audit, the following items to be included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

(1)	the Corporation’s annual consolidated financial statements and related footnotes;

(2)	the independent accountant’s audit of the consolidated financial statements and their report thereon;

(3)	any significant changes required in the independent accountants’ examination plan;

•	Review with the CFO and the independent accountants, at the completion of the annual audit:

(1)	any serious difficulties or disputes with management encountered during the course of the audit; and

(2)	any other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards including, items set forth in Statement on Auditing Standards No. 61 — Communication with Audit Committees (“SAS 61”) or other such auditing standards that may in time modify, supplement or replace SAS 61.

•	On an annual basis, the Committee should ensure receipt of, and review with the independent accountants, a written statement required by Independence Standards Board (ISB) Standard No. 1, as such standard may be modified or supplemented, and discuss with the accountants their independence. The Committee will recommend that the Board of Directors take appropriate action on any disclosed relationships that may reasonably bear on the independence of the accountants and satisfy itself that the Corporation has engaged independent accountants as required by the federal securities acts.

•	Prepare an Audit Committee Report for inclusion in all proxy and information statements relating to votes of shareholders occurring after December 15, 2000. The Audit Committee Report must state whether the Committee:

(1)	has reviewed and discussed the audited consolidated financial statements with management;

(2)	has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified, supplemented or replaced;

(3)	has received the written disclosures from the independent accountants required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the accountants their independence;

(4)	has recommended to the Board of Directors, based on the review and discussions referred to in items (l) through (3) above, that the Corporation’s consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

(5)	has adopted a written charter for the audit committee (and include a copy of the Charter as an appendix to the company’s proxy statements at least once every three years); and

(6)	is comprised of independent members.

•	Review and reassess the adequacy of the audit committee charter on an annual basis. The charter will be included as an appendix to the annual stockholders’ meeting proxy statement triennially or in the next annual stockholders’ meeting proxy statement after any significant amendment to the charter.

•	In consultation with the independent accountants and the CFO, review the adequacy and quality of the Corporation’s financial reporting processes and system of internal control.

•	Review and concur in the appointment, replacement, reassignment or dismissal of the CFO.

•	Review the performance of the CFO and the internal audit staff, including the objectivity and authority of its reporting, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants.

•	Review legal and regulatory matters that may have a material impact on the Corporation’s consolidated financial statements, related compliance policies and programs, and reports received from regulators.

V.  GENERAL

      In addition to the activities described above, the Committee will perform such other functions as necessary or appropriate under law, the Corporation’s charter or By-laws, and the resolutions and other directives of the Board of Directors.

      The Committee shall have the power to conduct or authorize inquiries and investigations into any matters within its scope of responsibilities and shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any inquiry or investigation.

      The duties and responsibilities of a member of the Committee are in addition to those duties generally pertaining to a member of the Board of Directors.

      The Committee will report its actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

DETACH HERE

PROXY

MANUGISTICS GROUP, INC.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MANUGISTICS GROUP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 27, 2001

      The undersigned, hereby revoking any contrary proxies previously given relating to these shares, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement in connection with the 2001 Annual Meeting of Shareholders of Manugistics Group, Inc. (the “Annual Meeting”) to be held on Friday, July 27, 2001 at 9:00 A.M. E.D.T. at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland, and hereby appoints Gregory J. Owens and Raghavan Rajaj, and each of them (with full power to act alone) the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Common Stock of MANUGISTICS GROUP, INC. registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them hereby is, instructed to vote or act as follows on the reverse side hereof on the proposals set forth in said Proxy Statement. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE COMPLETED, SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

[X]	Please mark vote as in this exampled

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the two (2) nominees for Class III Directors listed below and FOR Proposals 2 and 3.

1.	Election of Class III Directors. Nominees: (01) Hau L. Lee and (02) William G. Nelson FOR WITHHELD [ ] [ ]	2.	Approval of an amendment to the Company’s 1998 Stock Option Plan to increase the number of shares of common stock authorized to be issued thereunder by 10,000,000 shares to 20,475,800 shares.	FOR AGAINST ABSTAIN [ ] [ ] [ ]

	[ ]______________________________ For all nominees as except noted above	3.	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 100 million shares to 300 million shares.	FOR AGAINST ABSTAIN [ ] [ ] [ ]

		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

		Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

      Signature:____________________Date:________Signature:______________________Date:______